UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HEXCEL CORPORATION
Two Stamford Plaza, 281 Tresser Boulevard
Stamford, Connecticut 06901

SUPPLEMENT TO PROXY STATEMENT
RELATED TO ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2026

This proxy statement supplement, dated April 22, 2026 (this “supplement”), is furnished to the holders of common stock of Hexcel Corporation (“Hexcel,” the “company,” “we,” “us” or “our”) in connection with the solicitation of proxies by Hexcel on behalf of the board of directors of the company (the “board of directors” or the “board”) for use at the Annual Meeting of Stockholders, or any adjournments or postponements thereof, to be held on May 14, 2026 (the “Annual Meeting”). This supplement is being filed with the SEC and will be made available to stockholders at www.proxyvote.com.

The purpose of this supplement is solely to update the biographical information in the proxy statement for Thomas C. Gentile III, our Chairman, Chief Executive Officer and President, who is standing for re-election at the Annual Meeting. On April 20, 2026, the board of directors of RPM International Inc. (“RPM”), a publicly-traded provider of specialty coatings, sealants, building materials and related services, appointed Mr. Gentile to serve as a director of RPM. Mr. Gentile was also appointed to the compensation committee of the board of directors of RPM.  Mr. Gentile currently serves on two public company boards of directors, including our board. Mr. Gentile has indicated that he does not intend to join any other public company board of directors at this time.

Except as described in this supplement, none of the items or information presented in the proxy statement is affected by this supplement. This supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The proxy statement contains other important additional information. We encourage you to carefully read this supplement together with the proxy statement, including the rest of Mr. Gentile’s biography on page 3 of the proxy statement.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the proxy statement.

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2026

This supplement, the proxy statement, the annual report to stockholders and related materials are available at www.proxyvote.com.